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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Miller, III                       Lloyd                 I.
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   (Last)                            (First)              (Middle)


   4550 Gordon Drive
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                                    (Street)
   Naples                               FL                  34102
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)
     November 19, 2001

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     ###-##-####
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol
     Stamps.com Inc. - STMP
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)
        11/27/01
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
 Common Stock, par value $0.01
 per share ("Common Stock")
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                          1,311,088 (1)               I                    By Lloyd I. Miller, III, Trust A-4
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  Common Stock                          2,555,361(1)                I                    By Milfam II, L.P.
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  Common Stock                          1,228,600(2)(1)             I                    By Lloyd I. Miller, III, MILGRAT I(D)
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  Common Stock                          2,000(1)                    I                    By Lloyd I. Miller, III, custodian under
                                                                                         Florida UGMA for Lloyd I. Miller, IV
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  Common Stock                          2,000(1)                    I                    By Lloyd I. Miller, III, custodian under
                                                                                         Florida UGMA for Tyler Dulmage
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  Common Stock                          2,000(1)                    I                    By Lloyd I. Miller, III, custodian under
                                                                                         Florida UGMA for Wylie Dulmage
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  Common Stock                          2,000(1)                    I                    By Lloyd I. Miller, III, custodian under
                                                                                         Florida UGMA for Alexandra B. Miller
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                          1,000(3)(1)                 I                    By Kimberley S. Miller
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                          1,000(1)                    I                    By Wife
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                          84,000                      D
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
                                                                          (Over)
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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
 N/A
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====================================================================================================================================

Explanation of Responses:

(1)The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.

(2)On November 27, 2001 the reporting person filed an initial Form 3, which, due to a clerical error, reported that 1,228,600 shares of common stock was indirectly beneficially owned by MILGRAT I(A).

(3)On November 27, 2001 the reporting person filed an initial Form 3, which, due to a clerical error, reported that 1,000 shares of common stock was indirectly beneficially owned by Lloyd I. Miller, III Trustee GST f/b/o Kimberly I. Miller.



                                                                                         Lloyd I. Miller, III      April 17,2002
                                                                                         ---------------------     -------------
                                                                                         **Signature of Reporting      Date
                                                                                           Person





** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
               See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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